EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 10, 2004, relating to the financial statements of SurModics, Inc., appearing in the Annual Report on Form 10-K of SurModics, Inc. for the year ended September 30, 2004.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 21, 2005